AETNA LIFE AND CASUALTY COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                   3 Months Ended
(Millions)                         March 31, 1995  1994         1993        1992        1991        1990
                                   ______________  ____         ____        ____        ____        ____


Pretax income (loss) from
 continuing operations...........  $  239.9        $   658.3    $(1,147.4)  $ (121.4)   $  243.5    $  459.6

Add back fixed charges............     50.0            186.1        171.0      194.3       221.5       229.0
Minority interest................       6.4             11.4          7.0        8.6         5.9         4.9
                                   ________        _________    _________   ________    ________    ________

   Income (loss) as adjusted.....  $  296.3        $   855.8       (969.4)  $   81.5    $  470.9    $  693.5
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Fixed charges:
  Interest on indebtedness.......  $   29.1(1)     $    98.6(1) $    77.4   $   81.4    $  110.9    $  119.9
  Portion of rents representative
   of interest factor............      20.9             87.5         93.6      112.9       110.6       109.1
                                   ________        _________    _________   ________    ________    ________

   Total fixed charges...........  $   50.0        $   186.1    $   171.0   $  194.3    $  221.5    $  229.0
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Preferred stock dividend
 requirements....................         -                -            -          -           -           -
                                   ________        _________    _________   ________    ________    ________

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $   50.0        $   186.1    $   171.0   $  194.3    $  221.5    $  229.0
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Ratio of earnings to fixed
 charges.........................      5.93             4.60        (5.67)      0.42        2.13        3.03
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................      5.93             4.60        (5.67)      0.42        2.13        3.03
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________


(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 11 of Notes to Financial Statements in the company's 1994 Annual Report to Shareholders.)
